 Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-180300-03

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 27, 2013.
 ____________________________________________________________________

Pricing Supplement No. K351 to the Underlying Supplement dated July 29, 2013, the Product Supplement No. AK-I dated March 23, 2012 and the Prospectus Supplement and Prospectus dated March 23, 2012

$ Leveraged Buffered Index-Linked Medium-Term Notes, due (Linked to the EURO STOXX 50® Index, Converted Into U.S. Dollars)
The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of the U.S. dollar value of the EURO STOXX 50® Index (which we refer to as the underlier) as measured from and including the trade date to and including the determination date (expected to be between 24 and 27 months after the trade date). We will determine the U.S. dollar value of the underlier by multiplying the closing level of the underlier on the relevant trading day (or, in the case of the initial underlier level, by multiplying an intraday level of the underlier on the trade date, which may be higher or lower than the closing level of the underlier on the trade date) by the USD/EUR exchange rate on that day.  The initial underlier level and the final underlier level will incorporate the U.S. dollar adjustment. If the final underlier level on the determination date is greater than the initial underlier level set on the trade date, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,308.00 and $1,352.00 for each $1,000 face amount of your notes).  If the final underlier level declines by up to 10.00% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 10.00% from the initial underlier level, you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount, and the return on your notes will be negative.  You could lose your entire investment in the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the underlier return is positive (i.e., the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 110% times (c) the underlier return, such sum subject to the maximum settlement amount;

●	if the underlier return is zero or negative but not below -10.00% (i.e., the final underlier level is equal to or less than the initial underlier level but not by more than 10.00%), $1,000; or

●
if the underlier return is negative and is below -10.00% (i.e., the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the quotient of the initial underlier level divided by 90.00% of the initial underlier level times (c) the sum of the underlier return plus 10.00%.

Any appreciation of the U.S. dollar against the euro between the trade date and the determination date will negatively impact the return on your notes.

Investing in the notes involves a number of risks.  See “Additional Risk Factors Specific To Your Notes” beginning on page PS-12 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Original issue date:	, 2013	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount
We or one of our affiliates will pay an underwriting discount of $20.00 per $1,000 face amount of the notes ($    in the aggregate), resulting in net proceeds to the issuer of $980.00 per $1,000 face amount of the notes ($    in the aggregate). For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-4 of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Credit Suisse currently estimates the value of each $1,000 face amount of the notes on the trade date will be between $955.00 and $980.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the trade date. See “Additional Risk Factors Specific To Your Notes” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
Pricing Supplement dated October,   2013.

The original issue price, underwriting discount and net proceeds to the issuer listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

We may use this pricing supplement in the initial sale of the notes. In addition, CSSU or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Credit Suisse or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.
You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●    Underlying supplement dated July 29, 2013:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm
●    Product supplement No. AK-I dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm
●    Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.
This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement or the accompanying prospectus supplement. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Key Terms

Issuer:  Credit Suisse AG (“Credit Suisse”), acting through its London Branch.

Underlier: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E <Index>”), as published by STOXX Ltd. For more information on the underlier, see “The Reference Indices – The EURO STOXX 50® Index” in the accompanying underlying supplement.

Specified currency:  U.S. dollars (“$”)

Underlying currency: euro

Face amount: each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return relative to your initial investment than indicated below. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-12 of this pricing supplement.

United States Federal Income Tax Consequences of Investing in the Notes: please refer to “Material U.S. Federal Income Tax Considerations” herein for a discussion of certain United States federal income tax considerations for making an investment in the notes.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

●
if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

●	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

●
if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the downside participation rate times (iii) the sum of the underlier return plus the buffer amount.

Unadjusted initial underlier level (which may be an intraday level to be set on the trade date, as determined by the calculation agent in its sole discretion, and which may be higher or lower than the actual closing level of the underlier on the trade date):

Unadjusted final underlier level: the closing level of the underlier on the determination date, except in the circumstances described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage.

Upside participation rate: 110%

Cap level (to be set on the trade date): expected to be between 128.00% and 132.00% of the initial underlier level.

Maximum settlement amount (to be set on the trade date): for each $1,000 face amount of the notes, expected to be between $1,308.00 and $1,352.00.

Buffer level (to be set on the trade date): 90.00% of the initial underlier level.

Buffer amount: 10.00%

Downside participation rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.1111%, expressed as a percentage.

Exchange rate: for the underlying currency on any day, the official mid-WM Reuters fixing at 4:00 pm London Time (Bloomberg page WMCO or any successor page), expressed as the number of U.S. dollars per one unit of the underlying currency. If the exchange rate for the underlying currency on any day is not published on the Bloomberg page (or any successor page), then the exchange rate on such day will be determined by the calculation agent in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such exchange rate and any other information deemed relevant, as of such day.

Initial exchange rate (to be set on the trade date):      U.S. dollars per one unit of the underlying currency.

Final exchange rate: the exchange rate on the determination date.

Initial underlier level: the product of the unadjusted initial underlier level and the initial exchange rate.

Final underlier level: the product of the unadjusted final underlier level and the final exchange rate.

Adjusted underlier closing level:  on any trading day, the product of the closing level of the underlier on such trading day multiplied by the exchange rate on such trading day.

Trade date: a specified date that is expected to be on or about October   , 2013.

Original issue date (to be set on the trade date): a specified date that is expected to be the fifth scheduled business day following the trade date.

Determination date (to be set on the trade date):  a specified date that is expected to be between 24 and 27 months after the trade date, subject to postponement as described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement.

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to postponement as described under "Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement.

No interest:  the offered notes will not bear interest.

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption:  the offered notes will not be subject to redemption.

Closing level:  as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Business day:  as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Trading day: as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Use of proceeds and hedging:  as described under “Supplemental Use of Proceeds and Hedging” on page PS-22 of the accompanying product supplement.

ERISA:  as described under “Benefit Plan Investor Considerations” on page PS-59 of the accompanying product supplement.

Credit Suisse AG: Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental plan of distribution (conflicts of interest):  under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the notes to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the notes if any are purchased.

CSSU proposes to offer the notes at the original issue price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $20.00 per $1,000 face amount of notes. CSSU may re-allow some or all of the discount on the face amount per note on sales of such notes by other brokers or dealers. If all of the notes are not sold at the original issue price, CSSU may change the public offering price and other selling terms.

We expect to deliver the notes against payment for the notes on the original issue date indicated herein, which may be a date that is greater than three business days following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the original issue date is more than three business days after the trade date, purchasers who wish to transact in the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the notes will be used by CSSU or one of its affiliates in connection with hedging our obligations under the notes.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Supplemental Notice to Investors:

Bahamas

This Document has not been registered with the Securities Commission of the Bahamas, nor have any applications been made to exempt the offer from the filing of a prospectus with the Securities Commission of the Bahamas under the Securities Industries Act, 2011, and in the circumstances, no offer or sale of the notes can occur in the Bahamas.

The Issuer and each Dealer associated with the offer agrees that it has not, and will not offer, sell or cause any distribution of any of the notes in the Bahamas except in compliance with applicable Bahamian laws or pursuant to an exemption therefrom. This Document is not, and shall not be construed as, an offer to buy, or a distribution of the notes in, or to the public in the Bahamas.

Furthermore, no notes shall be issued, transferred to, registered in favour of or beneficially owned by any person (legal or natural) deemed resident in the Bahamas pursuant to the Exchange Control Regulations Act of the Bahamas and the Regulations promulgated thereunder except with the prior approval of the Central Bank of the Bahamas.

The Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes offered hereunder.

British Virgin Islands

For British Virgin Islands Residents Only: You represent and warrant that you are not buying or selling the notes in connection with an invitation to buy or sell the notes to the public in the Virgin Islands within the meaning of section 25 of the Securities and Investment Business Act, 2010 ("SIBA").  You further represent and warrant: (a) that you are a Qualified Investor as defined in Schedule 4 of SIBA and, to the extent you are a professional investor for the purposes of Schedule 4, you declare that (i) your ordinary business involves, whether for your own account or the account of others, the acquisition or disposal of property of the same kind as the property constituting the Interests, or a substantial part of the property; or (ii) you have net worth in excess of US$1,000,000 or its equivalent in any other currency and that you consent to being treated as a professional investor within the meaning of section 40 of SIBA; or (b) that no document associated with the purchase or sale of the notes (including any prospectus or offering document) has been received by you at an address in the Virgin Islands other than your registered office in the Virgin Islands.

Hong Kong

No person has issued, or had in its possession for the purposes of issue, and no person will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of

Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made under that Ordinance.

Calculation agent:  Credit Suisse International

CUSIP no.: 22547QBB1

ISIN no.: US22547QBB14

FDIC: the notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Maturity date	Stated maturity date
Valuation date	Determination date
Final level	Unadjusted final underlier level
Initial level	Unadjusted initial underlier level
Securities	Notes or offered notes
Principal amount	Face amount
Redemption amount	Cash settlement amount
Underlying	Underlier
Underlying return cap1	Cap level
Underlying return	Underlier return
Reference currency	Underlying currency
Base currency	Specified currency
Spot rate	Exchange rate
Initial spot rate	Initial exchange rate
Final spot rate	Final exchange rate

In addition, with respect to Leveraged Buffered Index-Linked Medium-Term Notes (Linked to the EURO STOXX 50® Index, Converted Into U.S. Dollars), please refer to Key Terms above for the following terms: upside participation rate, maximum settlement amount, buffer level, buffer amount, downside participation rate, initial underlier level, final underlier level and adjusted underlier closing level.

1 “Underlying return cap” in the accompanying product supplement is expressed as a percentage increase from the initial underlier level to the final underlier level, whereas the “cap level” used in this pricing supplement is expressed as the quotient of the final underlier level and the initial underlier level.

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical unadjusted final underlier levels or exchange rates on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of unadjusted final underlier levels and final exchange rates that are entirely hypothetical; no one can predict what the closing levels of the underlier or the exchange rate will be on any day throughout the life of your notes, and no one can predict what the unadjusted final underlier level or the final exchange rate will be on the determination date.

The following examples reflect hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and the exchange rate and our creditworthiness. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00 per note
Upside participation rate	110%
Cap level	128.00% of the initial underlier level
Maximum settlement amount	$1,308.00 per note
Buffer level	90.00% of the initial underlier level
Downside participation rate	the quotient of the initial underlier level divided by the buffer level
Buffer amount	10.00%
A market disruption event does not occur on the originally scheduled determination date and the originally scheduled determination date is an underlying business day.

During the term of the notes, the underlier is not discontinued, the method of calculating the underlier does not change and the underlier is not otherwise modified.

Notes purchased on the original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the unadjusted initial underlier level or the initial exchange rate that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  The actual unadjusted initial underlier level may differ substantially from the closing levels of the underlier prior to the trade date and may be higher or lower than the closing level of the underlier on the trade date.

For these reasons, the actual performance of the underlier or the exchange rate over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels or exchange rates shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier or the exchange rate during recent periods, see “The Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier or the exchange rate between the date of this pricing supplement and the date of your purchase of the offered notes.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts per $1,000 face amount of notes, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level).  The table below does not demonstrate how the hypothetical adjusted underlier closing levels were calculated.  Please see

Examples 1 and 2 below for a demonstration of the effect of the exchange rate on the calculation of the initial underlier level and final underlier level and, therefore, on the cash settlement amount at maturity.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (per $1,000 Face Amount of Notes)
150.00%	$1,308.00
140.00%	$1,308.00
130.00%	$1,308.00
128.00%	$1,308.00
120.00%	$1,220.00
110.00%	$1,110.00
105.00%	$1,055.00
102.00%	$1,022.00
101.00%	$1,011.00
100.00%	$1,000.00
95.00%	$1,000.00
90.00%	$1,000.00
85.00%	$944.44
80.00%	$888.89
75.00%	$833.33
50.00%	$555.56
25.00%	$277.78
0.00%	$0.00

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount, and the cash settlement amount that we would deliver on your notes at maturity would be approximately $277.78 per $1,000 face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.2222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  Alternatively, if the final underlier level were determined to be 130% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,308.00 per $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 128.00% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than the buffer level (the section left of the buffer level marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than $1,000 per $1,000 face amount of your notes (the section below the 100.00% marker on the vertical axis). The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to the cap level (the section right of the cap level marker on the horizontal axis) would result in a capped return on your investment.

The following two examples show the effect of the exchange rate on the calculation of the initial underlier level and the final underlier level, and therefore, on the cash settlement amount at maturity.  On any trading day, the adjusted underlier closing level will equal the product of the closing level of the underlier on such trading day multiplied by the exchange rate on such trading day.  Accordingly, changes in the exchange rate may impact the amount payable on the maturity date, if any, and the market value of the notes.  The numbers appearing in the tables below have been rounded for ease of analysis.

Example 1:  The hypothetical unadjusted final underlier level increases by 10.00% from the hypothetical unadjusted initial underlier level; the hypothetical final exchange rate increases by 30.00% from the hypothetical initial exchange rate.

Hypothetical Unadjusted Final Underlier Level	Hypothetical Final Exchange Rate	Hypothetical Final Underlier Level
110.00% of the hypothetical unadjusted initial underlier level	130.00% of the hypothetical initial exchange rate	143.00% of the hypothetical initial underlier level

In this example, prior to U.S. dollar adjustment, the hypothetical unadjusted final underlier level has appreciated from the hypothetical unadjusted initial underlier level by 10.00%.  In addition, the hypothetical final exchange rate has appreciated from the hypothetical initial exchange rate by 30.00%.

The level of the underlier has appreciated during the term of the notes, and that appreciation is magnified by the effect of the U.S. dollar adjustment resulting from the appreciation of the underlying currency relative to the U.S. dollar.  Because the hypothetical final underlier level is greater than or equal to the hypothetical cap level, however, the cash settlement amount that we would deliver on your notes at maturity would be equal to the hypothetical maximum settlement amount.  As a result, if you hold your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the cap level.

Example 2:  The hypothetical unadjusted final underlier level increases by 10.00% from the hypothetical unadjusted initial underlier level; the hypothetical final exchange rate decreases by 30.00% from the hypothetical initial exchange rate.

Hypothetical Unadjusted Final Underlier Level	Hypothetical Final Exchange Rate	Hypothetical Final Underlier Level
110.00% of the hypothetical unadjusted initial underlier level	70.00% of the hypothetical initial exchange rate	77.00% of the hypothetical initial underlier level

In this example, prior to U.S. dollar adjustments, the hypothetical unadjusted final underlier level has appreciated by 10.00% from the hypothetical unadjusted initial underlier level.  However, the hypothetical final exchange rate has depreciated by 30.00% from the hypothetical initial exchange rate.

Even though the level of the underlier has appreciated during the term of the notes, that appreciation is more than offset by the effect of the U.S. dollar adjustment resulting from the depreciation of the underlying currency relative to the U.S. dollar.  Therefore, the hypothetical final underlier level is less than the hypothetical initial underlier level and the underlier return will be negative.  To the extent the underlier return is less than zero by more than the buffer amount, the cash settlement amount that we will deliver on your notes at maturity will be less than the face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical unadjusted final underlier levels and final exchange rates and on assumptions that may prove to be inaccurate.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The value of the securities may be influenced by many factors that are unpredictable” on page PS-5 of the accompanying product supplement.

We cannot predict the actual unadjusted final underlier level or final exchange rate or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level, the exchange rate and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual unadjusted initial underlier level, initial exchange rate, cap level, upside participation rate and maximum settlement amount, which we will set on the trade date, and the actual unadjusted final underlier level and final exchange rate determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, examples and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus as supplemented by the accompanying prospectus supplement, the accompanying product supplement, and the accompanying underlying supplement of Credit Suisse. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the stocks comprising the underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of Credit Suisse

Although the return on the notes will be based on the performance of the underlier and the underlying currency relative to the U.S. dollar, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of your notes prior to maturity.

The Unadjusted Initial Underlier Level Will Be Determined at the Discretion of the Calculation Agent

The unadjusted initial underlier level may be an intraday level of the underlier on the trade date, as determined by the calculation agent in its sole discretion, and may not be based on the closing level of the underlier on such trade date. The unadjusted initial underlier level may be higher or lower than the actual closing level of the underlier on the trade date.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier or the Exchange Rate at Any Time Other than the Determination Date

The final underlier level will be based on the unadjusted final underlier level on the determination date (subject to postponement as described elsewhere in the accompanying product supplement) and the final exchange rate of the underlying currency relative to the U.S. dollar. Therefore, if the closing level of the underlier or exchange rate dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier or exchange rate, as applicable, prior to such change.  Although the actual level of the underlier or the exchange rate on the stated maturity date or at other times during the life of your notes may be higher than the unadjusted final underlier level or the final exchange rate, as applicable, you will not benefit from the closing level of the underlier or the exchange rate at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier and the underlying currency relative to the U.S. dollar as measured from the unadjusted initial underlier level and the initial exchange rate, each set on the trade date to the unadjusted final underlier level and final exchange rate on the determination date. If the final underlier level is less than the buffer level, you will have a loss, for each $1,000 of the face amount of your notes, equal to the product of (a) $1,000 times (b) the downside participation rate times (c) the sum of the underlier return plus the buffer amount. Thus, you will be exposed on a leveraged basis to any depreciation in the final underlier level beyond the buffer amount, and the return on your notes will be negative. You may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed or non-currency-related debt security of comparable maturity, including our other debt securities, that bears interest at a prevailing market rate.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final underlier level is greater than the initial underlier level, for each $1,000 face amount of the notes, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the underlier or the underlying currency relative to the U.S. dollar, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the underlier or the underlying currency.

You Have No Shareholder Rights or Rights to Receive Any of the Equity Securities Comprising the Underlier

Investing in the notes will not make you a holder of any of the equity securities comprising the underlier.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the issuers of, or any other rights with respect to, the equity securities comprising the underlier. The cash settlement amount will be paid in cash and you will have no right to receive delivery of any equity securities comprising the underlier.

We May Sell Additional Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the cover page.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase the notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on the notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the underlier may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes are Subject to Currency Exchange Risk Which Can Be Expected to Heighten During Periods of Financial Turmoil

Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens against the underlying currency during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and the underlying currency are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the regions in which such currency is used, and economic and political developments in other relevant regions. In periods of financial turmoil, however, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments or economic regions around the world, including the United States government and governments or economic regions of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Possible extraordinary measures taken by governments or the economic region may cause the underlying currency to be materially altered or cease to exist, or the exchange rate to otherwise become unavailable. The effect of these factors on foreign currency exchange rates cannot be predicted and could have material adverse effect on your return on the notes.

Of particular importance to currency exchange risk are:

●	existing and expected rates of inflation;

●	existing and expected interest rate levels;

●	the balance of payments among countries; and

●	the extent of governmental surplus or deficit in the relevant foreign country and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and those of other countries important to international trade and finance.

Changes in the Values of the Underlier and the Exchange Rate May Offset Each Other

Price movements in the underlier and movements in the exchange rate may not correlate with each other. Any change in the underlier may be moderated, or more than offset, by changes in the value of the exchange rate, and vice versa.

Owning the Notes Is Not the Same as Owning the Underlying Currency

The return on your notes will not reflect the return you would realize if you actually purchased the underlying currency. Even if the underlying currency appreciates during the term of the notes, the market value of the notes may not increase by the same amount.  It is also possible for the underlying currency to appreciate while the market value of the notes declines. In addition, your notes may trade differently from the performance of the exchange rate. Changes in the exchange rate may not result in a comparable change in the market value of your notes.

Estimated Value of the Notes After Deducting Certain Costs

The estimated value of your notes on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The original issue price of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes.  These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the notes in accordance with our pricing models.  These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Effect of Internal Funding Rate Used in Estimating Value

The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the notes. In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the notes would be higher if we used our secondary market credit spread. Our use of our lower internal funding rate is also reflected in the secondary market prices of the notes. Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Secondary Market Prices

If Credit Suisse (or an affiliate) offers to repurchase your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original issue price and the estimated value of the notes on the trade date. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the trade date, the secondary market price of your notes will be lower than the original issue price because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we repurchase the notes from such dealer.

We (or an affiliate) may initially offer to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the original issue price, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

Lack of Liquidity

The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Potential Conflicts

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the estimated value of the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

Many Economic and Market Factors Will Affect the Value of the Notes

In addition to the level of the underlier on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

●	the expected volatility of the underlier;

●	the time to maturity of the notes;

●	the dividend rate on the equity securities comprising the underlier;

●	interest and yield rates in the market generally;

●	investors’ expectations with respect to the rate of inflation;

●	the exchange rate and volatility of the exchange rates between the U.S. dollar and the underlying currency;

●
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities comprising the underlier or markets generally and which may affect the level of the underlier; and

●	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE UNDERLIER

The historical levels of the underlier and the historical exchange rates of the underlying currency relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlier or as to the exchange rate of the underlying currency with respect to the U.S. dollar on any trading day during the term of the notes, including on the determination date. We cannot give you assurance that the future performance of the underlier or the underlying currency will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

The following graphs set forth the historical performance of the underlier based on its closing levels from January 1, 2008 to September 25, 2013, the historical performance of the underlying currency based on the exchange rates of the underlying currency relative to the U.S. dollar (expressed as the number of U.S. dollars per one unit of the underlying currency) from January 1, 2008 through September 25, 2013 and the adjusted underlier closing levels for each day in the same period.  The closing level of the underlier on September 25, 2013 was 2927.35. The exchange rate (as expressed as the number of U.S. dollars per one euro) obtained from Bloomberg on September 25, 2013 was 1.3526.  An increase in the exchange rate for a given day indicates a strengthening of the euro against the U.S. dollar, while a decrease in the exchange rate indicates a relative weakening of the euro against the U.S. dollar. The historical exchange rates and historical exchange rate performance set forth below should not be taken as an indication of future performance. We cannot give you any assurance that any cash settlement amount at maturity will be greater than the face amount of your notes. We obtained the historical information below from Bloomberg, without independent verification.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlier that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the underlier, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the underlier, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-12
The Underlier	PS-17

Product Supplement No. AK-I dated March 23, 2012

Summary	PS-1
Risk Factors	PS-3
Credit Suisse AG	PS-22
Supplemental Use of Proceeds and Hedging	PS-22
Description of the Securities	PS-24
The Underlyings or Basket	PS-51
Material United States Federal Income Tax Considerations	PS-53
Benefit Plan Investor Considerations	PS-59
Underwriting (Conflicts of Interest)	PS-60
Notice to Investors	PS-62

Underlying Supplement dated July 29, 2013

The Securities	US-4
The Reference Indices	US-5
The Reference Funds	US-89

Prospectus Supplement dated March 23, 2012

Description of Notes	S-3
Plan of Distribution (Conflicts of Interest)	S-7
Incorporation by Reference	S-13

Prospectus dated March 23, 2012

About This Prospectus	1
Limitations on Enforcement of U.S. Laws	2
Where You Can Find More Information	3
Forward-Looking Statements	4
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	7
Capitalization and Indebtedness	8
Credit Suisse Group	9
Credit Suisse	10
Credit Suisse (USA)	11
The Finance Subsidiaries.	12
Description of Debt Securities	14
Description of Contingent Convertible Securities	39
Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities	52
Special Provisions Relating to Debt Securities or Contingent Convertible Securities Denominated in a Foreign Currency	57
Foreign Currency Risks	60
Description of Warrants	62
Description of Shares	65
Description of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	69
Description of the Guarantees of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	71
ERISA	73
Taxation	75
Plan of Distribution (Conflicts of Interest)	92
Market-Making Activities	94
Legal Matters	95
Experts	96

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Credit Suisse

Leveraged Buffered Index-Linked Medium-Term Notes, due
(Linked to the EURO STOXX 50® Index, Converted Into U.S. Dollars)